                                  EXHIBIT 23.1

The Board of Directors
Cyberian Outpost, Inc.:

We consent to incorporation by reference in the registration statement on Form S-3 of Cyberian Outpost, Inc. of our reports dated March 17, 2000, relating to the balance sheets of Cyberian Outpost, Inc. as of February 29, 2000 and February 28, 1999, and the related statements of operations, redeemable preferred stock and changes in stockholders' equity, and cash flows for each of the years in the three-year period ended February 29, 2000, and related schedule, which reports appear in the February 29, 2000 annual report on Form 10-K of Cyberian Outpost, Inc.

We consent to the reference to our firm under the heading "Experts" in this registration statement.

                                /s/ KPMG LLP

Providence, Rhode Island

November 27, 2000

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